EXHIBIT F


                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                                December 12, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

          RE:  INTERSTATE POWER AND LIGHT COMPANY - FORM U-1
               APPLICATION/DECLARATION (FILE NO. 70-10077)

Dear Sirs:

      I refer to the Application/Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Interstate Power and Light Company (the "Company"), a wholly-owned public-utility subsidiary of Alliant Energy Corporation, a registered holding company. I have acted as counsel for the Company in connection with the Application.

      In the Application, the Company is requesting authority for the period through December 31, 2005 (the "Authorization Period"), to issue and sell (a) through one or more special purpose subsidiaries (each an "Issuing Entity") of the Company, one or more series of preferred securities having a stated per share liquidation preference ("Entity Interests") and/or (b) one or more new series of the Company's preferred stock, par value $0.01 per share ("Preferred Stock"), in a combined aggregate amount of Entity Interests and Preferred Stock not to exceed $200 million outstanding at any time. In connection with any issuance of Entity Interests, the Company requests authority to organize a special purpose, wholly-owned corporation for the sole purpose of acting as the general partner of the Issuing Entity (the "Participating Subsidiary"). The Company also requests authority to issue one or more series of the Company's subordinated debentures ("Entity Subordinated Debentures") to the Issuing Entity, each series of which would be in a principal amount not to exceed the amount of the related series of Entity Interests plus the equity contribution to the Issuing Entity, and to enter into a guaranty ("Guaranty") pursuant to which it will unconditionally guarantee payment of distributions on the Entity Interests and other payments with respect to the Entity Interests.

      In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Company, and certificates of public officials and officers of the Company, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I


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have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

      The opinions expressed below with respect to the proposed transactions are subject to the following assumptions and conditions:

      (a) The proposed transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of the Company.

      (b) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed transactions are consummated in accordance with the Application and said order or orders.

      (c) The Company shall have obtained all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

      (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

      (e) The consummation of the proposed transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

      Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application:

      1. Subject to receipt of a further order issued by the Illinois Commerce Commission approving issuance of the Entity Interests, all state laws applicable to the proposed transactions will have been complied with;

      2. The Company is validly organized and duly existing under the laws of the State of Iowa;

      3. (i) The Preferred Stock will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Restated Articles of Incorporation; and (ii) the Entity Subordinated Debentures and any Guaranty to be issued by the Company and the Entity Interests to be issued by any Issuing Entity will be valid and binding obligations of the Company or the Issuing Entity, as the case may be, in accordance with their terms;


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      4. The Company will legally acquire the common stock or other voting equity interests in any Issuing Entity and Participating Subsidiary;

      5. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company.

      I hereby consent to the filing of this opinion letter with the Commission as part of the Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.

                                          Sincerely,


                                          /s/ Barbara J. Swan